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                                                                 Exhibit (a) (6)

                   MATERIAL CANADIAN INCOME TAX CONSIDERATIONS

            WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

            The following is a general summary of the material Canadian federal income tax considerations relevant to the transactions contemplated in this offer applicable to eligible employees who are residents of Canada for purposes of the INCOME TAX ACT (Canada) (the "Canadian Act") ("Eligible Canadian Employees").

            This summary is based upon the current provisions of the Canadian Act, the related Income Tax Regulations, all specific proposals to amend the Canadian Act and related regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current administrative practices of, as published in writing by, the Canada Customs and Revenue Agency ("CCRA"). This summary does not take into account or anticipate any other changes in law and does not take into account provincial or territorial tax consequences (except where specific reference is made) or the tax laws of a country other than Canada. This summary is based on the assumption that the shares will be listed on a prescribed stock exchange within the meaning of the Canadian Act at all relevant times.

            The exchange of eligible options for new options may be governed by certain rules in the Canadian Act which provide for a non-taxable exchange of options. In the event that these rules do not apply, Eligible Canadian Employees will be considered to have disposed of the eligible options for Canadian tax purposes. In such case, Eligible Canadian Employees will be required to include in computing income from employment the value of the consideration for the disposition of the eligible options cancelled. In our view, the value of the consideration for the disposition of the eligible options will be nil. Eligible Canadian Employees are urged to consult their own tax advisors as to whether the non-taxable exchange provisions of the Canadian Act will apply.

            Eligible Canadian Employees will not be required to include an amount in income in respect of the grant of the new options.

            Subject to the discussion below regarding CCPC Options, where in a taxation year an Eligible Canadian Employee acquires shares on the exercise of a new option, the amount, if any, by which the value at that time of the shares so acquired exceeds the amount paid by the Eligible Canadian Employee to acquire the shares (the "Stock Option Benefit") will be deemed to be a benefit received by the Eligible Canadian Employee and included in computing the Eligible Canadian Employee's income. The Eligible Canadian Employee will be entitled to deduct one half of the Stock Option Benefit in computing the Eligible Canadian Employee's taxable income provided the shares qualify as "prescribed shares" for purposes of the Canadian Act at the time of their issue. In general terms, a prescribed share is an ordinary common share where neither the Company nor certain persons in relation to the Company has a right or obligation to redeem, acquire or cancel the share and there is no reasonable expectation that the Company will redeem or acquire the share within two years of its issue. Subject to certain conditions and limits, an Eligible Canadian Employee may be permitted to defer the income inclusion from the exercise of stock options until the disposition of the shares on up to $100,000 of options vesting in a year.


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            Note that certain eligible options tendered pursuant to this offer may have been issued by the Company when it was a Canadian-controlled private corporation ("CCPC") for purposes of the Canadian Act ("CCPC Options"). If, as discussed above, the cancellation of the eligible options and grant of new options is treated as a non-taxable exchange of options, where the eligible options were CCPC Options, the new options will generally be treated as CCPC Options. However, where the non-taxable exchange rules do not apply, the new options granted to Eligible Canadian Employees will not be CCPC Options, and will not be eligible for the special treatment afforded to CCPC Options under the Canadian Act. In general, an Eligible Canadian Employee who exercises CCPC Options is not required to include the Stock Option Benefit in income in the year options are exercised. Instead, the Stock Option Benefit is included in income in the year the shares acquired on the exercise of the option are disposed of.

            The amount of the Stock Option Benefit will be included in computing the adjusted cost base to the Eligible Canadian Employee of the shares acquired on the exercise of the option and, generally, averaged with the adjusted cost base to the Eligible Canadian Employee of other common shares of 724 Solutions held as capital property. However, subject to certain conditions and the detailed requirements of the Tax Act, the adjusted cost base of shares acquired on the exercise of options will not be averaged with the adjusted cost base of other common shares of 724 Solutions where (i) the shares so acquired are sold within 30 days of acquisition or (ii) the inclusion of the Stock Option Benefit is deferred until the year of disposition of the shares.

            In general, a disposition, or a deemed disposition, of shares by an Eligible Canadian Employee who holds such shares as capital property will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such shares to the Eligible Canadian Employee. Generally, one half of any such gain (the "taxable capital gain") will be included in computing the Eligible Canadian Employee's income for the year of disposition, and the Eligible Canadian Employee may normally deduct one half of any such loss for the year of disposition or preceding or future years (subject to limitations and adjustments contained in the Canadian Act) to the extent of taxable capital gains.

            To the extent Eligible Canadian Employees are subject to tax in the Province of Ontario, the provincial income tax considerations are substantially the same as those described above.

            WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.


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